EXHIBIT 16.1

January 19, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE Washington, DC 20549

Re: A & C United Agriculture Developing Inc.

File No: 333-179083

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated January 19, 2017, of A & C United Agriculture Developing, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/ Enterprise CPAs, Ltd.

Chicago, IL 60616

January 19, 2017